UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 2, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947
DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in to a Material Definitive Agreement.

On November 2, 2007, Lev Pharmaceuticals, Inc. entered into a $20 million senior secured term loan, as described below under Item 2.03. The description of the term loan (and related transactions) under Item 2.03 is incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 2, 2007, Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary, Lev Development Corp. (collectively, the “Company”) entered into a Term Loan Agreement dated as of November 2, 2007 (the “Loan Agreement”) and a Pledge and Security Agreement of even date (the “Security Agreement” and together with the Loan Agreement, the “Secured Financing Agreements”), among the Company, the Lender executing the Loan Agreement (the “Lender”) and Mast Capital Management, LLC, as agent for the Lender.

Under the Loan Agreement, the Lender agreed to provide a term loan facility to the Company in an aggregate amount of up to $20,000,000, subject to the further terms and conditions of the Loan Agreement. The loan is secured by a first priority lien on all of the Company’s assets. Pursuant to the terms and conditions of the Secured Financing Agreements, at the initial closing the Company received an initial loan of $10,000,000. Subsequent term loan advances may be requested by the Company in amounts not less than $1,000,000 each during the twelve month period from the closing date. The Company’s ability to request additional loans is subject to the Company maintaining (i) a borrowing base in excess of the outstanding aggregate loan amount and (ii) compliance with the covenants and conditions of the loan. The loan is for a term of 36 months and matures on November 1, 2010. Interest on the loan accrues at the rate of 13.5% per annum.

The Loan Agreement allows the Company to prepay the outstanding principal amount and all accrued but unpaid interest, subject to payment of a make-whole premium during the first year following the closing and a prepayment fee thereafter, until May 1, 2010. The Loan Agreement requires compliance with customary covenants and restrictions on the Company’s ability to, among other things, dispose of certain assets, engage in certain transactions, incur indebtedness and pay dividends. The Loan Agreement also provides for customary events of default following which, the Lender may, at its option, accelerate the amounts outstanding under the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lender warrants to purchase an aggregate of 900,000 shares of Company common stock (the “Warrants”).  The Warrants are for a term of three years and have an exercise price of $1.6576 per share, which is the volume weighted average price per share of the Company’s common stock for the thirty trading days immediately preceding the closing. The Warrants were issued in reliance on the Section 4(2) exemption from the registration requirements of the Securities Act of 1933, as amended. The Company also entered into a registration rights agreement with the Lender pursuant to which the Company agreed to file a registration statement with the Securities and Commission covering the resale of the shares of common stock which may be issued upon exercise of the Warrants upon the demand of the holders of a majority of the Warrants.

In consideration for services provided on behalf of the Company in connection with the consummation of the transactions contemplated by the Secured Financing Agreements, the Company agreed to pay a fee of 1% of the amounts borrowed under the Loan Agreement to Mr. Richard Stone, who is the beneficial owner of greater than 5% of the Company’s outstanding common stock.

On November 8, 2007, the Company issued a press release announcing the closing of the term loan.  A copy of the press release is filed as Exhibit 99.1 to this Current Report. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, Security Agreement, Registration Rights Agreement, the term note issued to the Lender and the Warrants, which will be attached as exhibits to the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 2.03 relating to the Warrants issued to the Lender is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed or furnished herewith.

Exhibit No.
 Description of Document

 99.1

 Press Release dated November 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By: /s/ Judson Cooper

Name: Judson Cooper
Title: Chairman and Executive Vice President
Date: November 8, 2007

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated November 8, 2007